Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Roz Brown (720) 934-9980, roz.brown@ball.com

Ball Reports Second Quarter Results

Highlights
●	Second quarter 2015 comparable earnings per diluted share of 89 cents vs. $1.13 in 2014, including 12 cents per diluted share for unfavorable currency effects in the quarter

●	Multiple growth capital projects underway to benefit 2016 and beyond

●	Solid European metal beverage and global aerosol volume demand unable to fully offset foreign currency translation, project start-up costs and aluminum premium headwinds

●	Received Ball shareholder approval for Share Issuance Proposal related to proposed offer for Rexam PLC; regulatory review proceeding as expected

●	2015 free cash flow still expected to be in the range of $600 million, excluding cash costs for the proposed Rexam acquisition

BROOMFIELD, Colo., July 30, 2015 — Ball Corporation (NYSE:BLL) today reported second quarter 2015 net earnings attributable to the corporation of $160.4 million, or $1.13 per diluted share (including net after tax income of $35.0 million, or 24 cents per diluted share for debt refinancing, economic hedging gains, business consolidation and other costs) on sales of $2.2 billion, compared to $153.1 million, or $1.07 per diluted share, on sales of $2.3 billion in the second quarter of 2014. Results for the first six months of 2015 were net earnings attributable to the corporation of $181.1 million, or $1.28 per diluted share, on sales of $4.1 billion, compared to $246.6 million, or $1.72 per diluted share, on sales of $4.3 billion in the first six months of 2014.
Comparable earnings per diluted share for the second quarter and year-to-date 2015 were 89 cents and $1.57, respectively, versus second quarter and year-to-date 2014 comparable earnings per diluted share of $1.13 and $1.94, respectively.
Details of comparable segment earnings, business consolidation activities, historical segment reporting, Rexam-transaction related hedging and costs can be found in the notes to the unaudited consolidated financial statements that accompany this news release.
        “As we have been discussing throughout this year, headwinds related to foreign currency translation, higher metal premiums in Europe, deferred compensation costs associated with director retirements and

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

project start-up costs related to growth capital investments persisted and totaled 23 cents and 39 cents, respectively, in the second quarter and first half of 2015. Numerous capital projects are underway in North America, Europe and Southeast Asia and will fully ramp up in late 2015 and the first half of 2016,” said John A. Hayes, chairman, president and chief executive officer. “On July 28, 2015, at a special shareholder meeting, Ball shareholders approved the Share Issuance Proposal related to the one-third equity portion of the purchase price for our proposed offer for Rexam PLC. Our work continues on securing necessary regulatory approvals to complete the acquisition.”
Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings in the second quarter 2015 were $126.5 million on sales of $1.1 billion, compared to $142.0 million on sales of $1.1 billion in second quarter 2014. For the first six months, comparable segment operating earnings were $251.5 million on sales of $2.2 billion, compared to $267.1 million on sales of $2.1 billion during the same period in 2014.
Mid-single digit growth for specialty beverage packaging in North America was unable to offset continued weakness in standard 12-ounce carbonated soft drink containers and anticipated softer can demand in Brazil due to challenging year-over-year comparisons following the 2014 World Cup. In China, cost-out initiatives are progressing in order to address the difficult pricing environment and volumes were flat in the quarter. To better align beverage can end capacity across our North American plant network, the Bristol, Va., beverage end-making plant will cease production during the second quarter of 2016. The plant’s existing customers will be supplied by other Ball facilities.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment earnings in the second quarter 2015 were operating earnings of $59.6 million on sales of $481.0 million, compared to $73.7 million on sales of $558.4 million in the second quarter 2014. Results for the first six months were comparable segment operating earnings of $88.5 million on sales of $860.2 million, compared to $129.2 million on sales of $1.0 billion in 2014.
Low-single-digit volume growth for beverage cans across Europe was not enough to offset unfavorable currency translation and higher aluminum premiums. On a euro basis, comparable segment earnings were flat in the quarter. Supply relative to higher seasonal demand remains tight across our European plant footprint while the third line in Oss, Netherlands continues to ramp up its production.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment results in the second quarter 2015 were operating earnings of $28.7 million on sales of $332.0 million, compared to $39.8 million on sales of $367.7 million in the second quarter 2014. Year-to-date results were comparable segment operating earnings of $58.9 million on sales of $640.3 million, compared to $76.1 million on sales of $708.8 million in 2014.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Aligning with the first quarter trend, second quarter segment results and volumes were influenced by the previously disclosed U.S. food container customer shift, project start-up costs, unfavorable currency effects partially offset by excellent plant performance across the global can manufacturing facilities. Progress continues on capital investments in Europe, India and the United States which will all start-up in the second half of 2015.
Aerospace and Technologies
Aerospace and technologies comparable segment earnings in the second quarter 2015 were operating earnings of $19.5 million on sales of $230.2 million, compared to $24.8 million on sales of $241.1 million in the second quarter 2014. For the first six months, comparable segment operating earnings were $39.5 million on sales of $445.0 million compared to $48.9 million on sales of $461.8 million during the same period last year. Backlog at the end of the quarter was $641.3 million.
During the quarter, the segment successfully integrated four of the five complex instruments that will fly onboard the Joint Polar Satellite System (JPSS-1), the nation’s next polar-orbiting weather satellite, and is moving toward environmental testing by early 2016 with on-time delivery scheduled for late 2016 and launch scheduled in 2017. Earlier this month and after traveling for nearly a decade through space, Ball’s Ralph instrument, one of three cameras aboard the New Horizons mission, began to return images of Pluto’s surface and geological structures.
Year-to-date 2015 segment earnings continue to reflect the greater number of program completions that occurred in the first half of 2014. Ongoing excellent program execution and effective cost management are providing stability across the business while the segment continues to pursue various programs that are expected to be awarded in late-2015 and early-2016.
Outlook
“We continue to expect 2015 free cash flow to be in the range of $600 million, excluding cash costs for the proposed Rexam acquisition, and we have executed additional currency and interest rate hedges to mitigate risk related to the proposed acquisition and to lock in the transaction’s purchase price economics,” said Scott C. Morrison, senior vice president and chief financial officer.
“Our second quarter was largely in line with our expectations given lower than expected volumes and anticipated headwinds from currency translation, metal premiums and start-up costs. We still expect that second half 2015, as compared to first half 2015, should improve as we cycle off difficult year-over-year comparisons and aluminum premiums become a tailwind that continues into 2016,” Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

subsidiaries employ 14,500 people worldwide and reported 2014 sales of $8.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation will announce its second quarter 2015 earnings on Thursday, July 30, 2015, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain Time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company’s results and performance. The North American toll-free number for the call is 800-354-6885. International callers should dial 303-223-2685. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/fv8rouxe/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on July 30, 2015, until 11 a.m. Mountain Time on August 6, 2015. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21771157. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost  reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; and the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals.

No profit forecast
Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Ball, Rexam or the combined business of Ball and Rexam following completion of the combination, unless otherwise stated.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Second Quarter 2015)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net sales	$2,172.3	$2,291.9	$4,095.4	$4,298.7

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,775.1)	(1,846.4)	(3,336.0)	(3,459.3)
Depreciation and amortization	(71.3)	(69.6)	(139.6)	(138.4)
Selling, general and administrative	(117.7)	(111.4)	(233.7)	(219.1)
Business consolidation and other activities	65.6	(8.6)	13.6	(8.6)
	(1,898.5)	(2,036.0)	(3,695.7)	(3,825.4)

Earnings before interest and taxes	273.8	255.9	399.7	473.3

Interest expense	(31.0)	(40.6)	(69.5)	(80.8)
Debt refinancing and other costs	(5.0)	–	(64.9)	(33.1)
Total interest expense	(36.0)	(40.6)	(134.4)	(113.9)
Earnings before taxes	237.8	215.3	265.3	359.4
Tax provision	(78.4)	(60.2)	(78.9)	(99.8)
Equity in results of affiliates, net of tax	1.4	1.2	1.9	1.6

Net earnings	160.8	156.3	188.3	261.2

Less net earnings attributable to noncontrolling interests	(0.4)	(3.2)	(7.2)	(14.6)

Net earnings attributable to Ball Corporation	$160.4	$153.1	$181.1	$246.6

Earnings per share:
Basic	$1.16	$1.10	$1.32	$1.77
Diluted	$1.13	$1.07	$1.28	$1.72

Weighted average shares outstanding (000s):
Basic	137,801	139,012	137,446	139,704
Diluted	141,540	142,860	141,302	143,472

Condensed Financial Statements (Second Quarter 2015)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2015	2014

Cash Flows from Operating Activities:
Net earnings	$188.3	$261.2
Depreciation and amortization	139.6	138.4
Business consolidation and other activities	(13.6)	8.6
Deferred tax provision	(0.8)	6.5
Other, net	53.9	3.4
Changes in working capital	(155.7)	(208.1)
Cash provided by (used in) operating activities	211.7	210.0

Cash Flows from Investing Activities:
Capital expenditures	(227.7)	(135.3)
Business acquisitions	(29.1)	–
Other, net	21.6	11.2
Cash provided by (used in) investing activities	(235.2)	(124.1)

Cash Flows from Financing Activities:
Changes in borrowings, net	112.4	(72.2)
Net issuances (purchases) of common stock	15.6	(238.5)
Dividends	(36.1)	(36.8)
Other, net	(41.0)	3.5
Cash provided by (used in) financing activities	50.9	(344.0)
Effect of currency exchange rate changes on cash	8.5	(2.6)
Change in cash	35.9	(260.7)
Cash–beginning of period	191.4	416.0
Cash–end of period	$227.3	$155.3

Condensed Financial Statements (Second Quarter 2015)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2015	2014

Assets
Current assets
Cash and cash equivalents	$227.3	$155.3
Receivables, net	1,192.0	1,073.5
Inventories, net	929.0	1,028.2
Deferred taxes and other current assets	156.8	162.8
Total current assets	2,505.1	2,419.8
Property, plant and equipment, net	2,483.4	2,383.3
Goodwill	2,209.2	2,385.1
Other assets, net	655.2	583.2
Total assets	$7,852.9	$7,771.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$278.2	$408.0
Payables and other accrued liabilities	1,914.1	1,565.6
Total current liabilities	2,192.3	1,973.6
Long-term debt	2,982.1	3,129.2
Other long-term liabilities	1,335.7	1,262.0
Shareholders’ equity	1,342.8	1,406.6
Total liabilities and shareholders’ equity	$7,852.9	$7,771.4

Notes to the Condensed Financial Statements (Second Quarter 2015)

1. Business Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2015	2014	2015	2014

Net sales–
Metal beverage packaging, Americas & Asia	$1,131.6	$1,130.1	$2,154.6	$2,127.7
Metal beverage packaging, Europe	481.0	558.4	860.2	1,008.6
Metal food & household products packaging	332.0	367.7	640.3	708.8
Aerospace & technologies	230.2	241.1	445.0	461.8
Corporate and intercompany eliminations	(2.5)	(5.4)	(4.7)	(8.2)
Net sales	$2,172.3	$2,291.9	$4,095.4	$4,298.7

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$126.5	$142.0	$251.5	$267.1
Business consolidation and other activities	(0.3)	(3.0)	(2.6)	1.8
Total metal beverage packaging, Americas & Asia	126.2	139.0	248.9	268.9

Metal beverage packaging, Europe	59.6	73.7	88.5	129.2
Business consolidation and other activities	(5.3)	(1.1)	(7.3)	(2.3)
Total metal beverage packaging, Europe	54.3	72.6	81.2	126.9

Metal food & household products packaging	28.7	39.8	58.9	76.1
Business consolidation and other activities	(0.7)	(4.0)	(0.9)	(7.1)
Total metal food & household products packaging	28.0	35.8	58.0	69.0

Aerospace & technologies	19.5	24.8	39.5	48.9
Business consolidation and other activities	–	–	0.7	–
Total aerospace & technologies	19.5	24.8	40.2	48.9

Segment earnings before interest and taxes	228.0	272.2	428.3	513.7

Undistributed corporate expenses and intercompany eliminations, net	(26.1)	(15.8)	(52.3)	(39.4)
Business consolidation and other activities	71.9	(0.5)	23.7	(1.0)
Total undistributed corporate expenses and intercompany eliminations, net	45.8	(16.3)	(28.6)	(40.4)

Earnings before interest and taxes	$273.8	$255.9	$399.7	$473.3

Notes to the Condensed Financial Statements (Second Quarter 2015)

2. Business Consolidation Activities and Other Noncomparable Items

($ in millions)	Announcement	Three Months Ended June 30,		Six Months Ended June 30,
	Date	2015	2014	2015	2014
Business Consolidation Activities:
Metal beverage packaging, Americas & Asia
Shenzhen compensation	Jul. 2013	$–	$–	$–	$5.0
Individually insignificant items		(0.3)	(3.0)	(2.6)	(3.2)
Total metal beverage packaging, Americas & Asia		(0.3)	(3.0)	(2.6)	1.8
Metal beverage packaging, Europe
Asset impairment (1)	Jun. 2015	(4.7)	–	(4.7)	–
Individually insignificant items		(0.6)	(1.1)	(2.6)	(2.3)
Total metal beverage packaging, Europe		(5.3)	(1.1)	(7.3)	(2.3)
Metal food & household products packaging
Elgin facility closure costs	Feb. 2013	–	(3.3)	–	(4.2)
Danville facility closure costs	Nov. 2013	0.1	(1.7)	(0.1)	(3.7)
Individually insignificant items		(0.8)	1.0	(0.8)	0.8
Total metal food & household products packaging		(0.7)	(4.0)	(0.9)	(7.1)
Aerospace & technologies
Individually insignificant items		–	–	0.7	–
Corporate
Economic hedge–currency exchange rate risk (2)	Feb. 2015	96.0	–	68.3	–
Transaction costs (2)	Feb. 2015	(23.9)	–	(44.1)	–
Other		(0.2)	(0.5)	(0.5)	(1.0)
Total corporate		71.9	(0.5)	23.7	(1.0)
Total business consolidation and other activities, pretax		65.6	(8.6)	13.6	(8.6)
Tax effect on business consolidation and other activities		(25.0)	2.9	(7.9)	1.9
Tax effect related to relocation of the company’s European headquarters	Mar. 2012	(1.6)	(2.0)	(3.3)	(4.1)
Total tax effect		(26.6)	0.9	(11.2)	(2.2)
Total business consolidation and other activities, net of tax		$39.0	$(7.7)	$2.4	$(10.8)
Debt Refinancing and Other Costs:
Redemption of 7.375% senior notes, due September 2019	Jan. 2014	$–	$–	$–	$(33.1)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively (3)	Feb. 2015	–	–	(55.8)	–
Refinance of senior credit facilities (3)	Feb. 2015	–	–	(1.7)	–
Unsecured, committed bridge facility (5)	Feb. 2015	(5.1)	–	(7.4)	–
Partial extinguishment of revolving credit facility (4)	Jun. 2015	(5.0)	–	(5.0)	–
Economic hedge–interest rate risk (2)	Feb. 2015	5.1	–	5.0	–
Total debt refinancing and other costs		(5.0)	–	(64.9)	(33.1)
Tax effect		1.0	–	21.4	12.5
Total debt refinancing and other costs, net of tax		$(4.0)	$–	$(43.5)	$(20.6)

(1)         During the second quarter of 2015, the company recorded charges for the write down of property held for sale.

(2)	During the first six months of 2015, the company recorded charges for professional services and other costs associated with the announced, proposed acquisition of Rexam announced in February 2015.

Also during the first six months of 2015, the company entered into derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the announced, proposed acquisition of Rexam and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances also in connection with the cash portion of the announced, proposed acquisition of Rexam.

(3)
In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the announced, proposed acquisition of Rexam.

Notes to the Condensed Financial Statements (Second Quarter 2015)

2. Business Consolidation Activities and Other Noncomparable Items (continued)

(3)           (continued)
During the first quarter of 2015, the company recorded charges for the write off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan.

In March 2015, the company completed the redemption of both its outstanding 2020 and 2021 senior notes and recorded charges for the associated call premiums and the write offs of unamortized financing costs and premiums.

(4)
In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. The company used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduced the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. As a result, the company recorded charges for the partial extinguishment related to the revolving credit facility during the second quarter of 2015.

(5)
During the first half of 2015, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge loan agreement, entered into in February 2015, in connection with the announced, proposed acquisition of Rexam.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2015	2014	2015	2014

Net earnings attributable to Ball Corporation, as reported	$160.4	$153.1	$181.1	$246.6
Business consolidation and other activities, net of tax	(39.0)	7.7	(2.4)	10.8
Debt refinancing and other costs, net of tax	4.0	–	43.5	20.6
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$125.4	$160.8	$222.2	$278.0

Per diluted share before above transactions	$0.89	$1.13	$1.57	$1.94

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2015	2014	2015	2014

Earnings before interest and taxes, as reported	$273.8	$255.9	$399.7	$473.3
Business consolidation and other activities	(65.6)	8.6	(13.6)	8.6
EBIT before above transactions (Comparable EBIT)	$208.2	$264.5	$386.1	$481.9

Non-U.S. GAAP Measures—Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.